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                                                                Exhibit 10.5(b)


                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT, dated as of May 18, 1999 by and between U.S. Industries, Inc., a Delaware corporation, with its principal United States office at 101 Wood Avenue South, Iselin, New Jersey 08830, ("USI") and John G. Raos, residing at 16 Castle Hill Way, Stuart, Florida 34966 ("Executive").

                              W I T N E S S E T H:

                  WHEREAS, Executive is currently employed as the President and Chief Operating Officer of USI;

                  WHEREAS, USI intends to transfer all or a part of the assets constituting USI's diversified segment, and other assets of USI (such assets collectively "USI Diversified") to a newly constituted wholly owned subsidiary of USI (the "Company") and to spinoff the Company to the shareholders of USI (a spinoff including at a minimum Bearing Inspection, Inc., Atech Turbine Components, Inc., Huron Inc. and Rexair Inc. with Executive as Chairman and Chief Executive Officer of the Company is referred to herein as the "Spinoff");

                  WHEREAS, effective as of the consummation of the Spinoff (the "Commencement Date"), the Company desires to employ Executive as its Chairman and Chief Executive Officer and the Executive is willing to serve in such capacities;

                  WHEREAS, USI and Executive desire to enter into this agreement (this "Agreement") as to the terms of his employment by the Company, under which Executive's employment shall commence on the Commencement Date and which Agreement will be assigned by USI to the Company upon or prior to consummation of the spinoff.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:







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                  1. Term of Employment. Except for earlier termination as
provided in Section 7 hereof, Executive's employment under this Agreement shall be for a three-year term (the "Employment Term") commencing on the Commencement Date; provided that if Executive is not physically or mentally capable of performing the duties set forth in Section 2 herein on the Commencement Date or Executive is not employed by USI or an affiliate of USI on the day immediately prior to the Commencement Date this Agreement shall be null and void ab initio. Subject to Section 7 hereof, the Employment Term shall be automatically extended for additional terms of successive three (3) year periods unless the Company or Executive gives written notice to the other at least ninety (90) days prior to the expiration of the then current Employment Term of the termination of Executive's employment hereunder at the end of such current Employment Term. Notwithstanding the foregoing, this Agreement shall be null and void if the Spinoff is not consummated on or prior to September 30, 2000.

                  2. Positions. (a) As of the Commencement Date, Executive shall serve as Chairman and Chief Executive Officer of the Company. It is the intention of the parties that during the Employment Term, Executive shall also serve on the Board of Directors of the Company (the "Board") without additional compensation. During the term of this Agreement, the Company shall recommend the Executive for election as a director. Executive shall also serve, if requested by the Board, as an executive officer and director of subsidiaries and a director of associated companies of the Company and shall comply with the policy of the Compensation Committee of the Company's Board (the "Compensation Committee") with regard to retention or forfeiture of the director's fees.

                  (b) Executive shall report directly to the Board or other managing body of the Company and shall have such duties and authority, consistent with his position as Chairman and Chief Executive Officer of the Company, as shall be determined from time to time by the Board, provided that Executive shall, at all times during the Employment Term, have such authority comparable to that of chief executive officers of United States public companies the size of the Company.

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                  (c) During the Employment Term, Executive shall devote
substantially all of his business time and efforts to the performance of his duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his personal financial and legal affairs and to serve on corporate, civic, or charitable boards or committees. Notwithstanding the foregoing, the Executive shall not serve on any corporate board of directors if such service would be inconsistent with his fiduciary responsibilities to the Company.

                  3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of not less than $500,000. Base salary shall be payable in accordance with the usual payroll practices of the Company. Executive's Base Salary shall be subject to annual review by the Board or the Compensation Committee during the Employment Term and may be increased, but not decreased, from time to time by the Board or the Compensation Committee, except that, prior to a Change in Control, as defined in Section 10 hereof, it may be decreased proportionately in connection with an across the board decrease applying to all senior executives of the Company. The base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

                  4. Incentive Compensation. (a) Bonus. For each fiscal year or portion thereof during the Employment Term, beginning with the first fiscal year commencing after the Commencement Date, Executive shall, subject to shareholder approval as and to the extent required by Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), be eligible to participate in an incentive pay plan of the Company that provides an annualized cash target bonus opportunity equal to at least 100% of Base Salary.

                  (b) Equity. (i) Common Stock Purchase. The parties acknowledge that the Executive has indicated that, within the one hundred twenty (120) day period following the Commencement Date (the "120 Day Period"), the Executive intends to purchase, at his own expense and in the open market, the number of shares of Common Stock of the Company

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("Common Stock") equal to the lesser of: (i) the number of shares of Common
Stock with an aggregate value at the time of purchase equal to $1,000,000 or
(ii) 0.5 percent of the issued and outstanding Common Stock on the day after the Commencement Date; provided that the 120 Day Period shall be extended day for day to the extent that the Executive is restricted by legal constraints from purchasing the required amount of such Common Stock during the last forty (40) days during the 120 Day Period.

                  (ii) Options. Pursuant to a stock option plan satisfying the requirements of Section 162(m), the Company shall, after the Commencement Date, recommend to the Compensation Committee that the Executive be granted three separate grants of nonqualified stock options (the "Options") to purchase the number of shares of Common Stock determined for each grant by dividing $1,166,666.67 by the fair market value of the Common Stock on the date of grant as determined under the applicable stock option plan (the "Fair Market Value"). It shall be recommended that the first grant of options be made within the fifteen (15) day period following the date regular way trading of the Common Stock commences, excluding the period of when issued trading ("Regular Way Trading"), the second grant of options be made after the fifteenth (15th) day and before the thirtieth (30th) day following the commencement of Regular Way Trading, and the third grant of options be made after the thirtieth (30th) day and before the forty-fifth (45th) day following the commencement of Regular Way Trading. The Company shall recommend that the Options shall have an exercise price equal to the Fair Market Value. In addition, the Company shall recommend that the Options shall have a duration of ten years; provided that in the event of termination of employment, the remaining duration, as determined by the Compensation Committee, shall be at least the lesser of (x) the remainder of the ten (10) year term or (y) (A) three (3) years on death, Disability, termination without Cause, termination for Good Reason, nonextension of the Employment Term by the Company, termination during the Change in Control Protection Period, (B) thirty (30) days if the termination is a voluntary resignation not covered by
(A) above and (C) the day before the date a Notice of Termination for Cause is given to the Executive if the termination is a termination for Cause; and further provided that such Options shall be subject to the provisions of the stock option plan with regard to duration in the event of a corporate transaction. The Company shall recommend that the stock option plan and/or the grants thereunder shall provide that the Options shall become exercisable with respect to 25% of such Options on

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each of the first four anniversaries of October 1, 1999, provided that Executive is employed by the Company on such vesting date, and shall fully vest upon a Change in Control, as defined in Section 10 hereof.

                  (iii) Restricted Stock. After the Commencement Date, the Company shall recommend to the Compensation Committee that, on or prior to the ninetieth (90th) business day after the Commencement Date, Executive be granted the number of restricted shares (the "Restricted Stock") of Common Stock (the "Company Restricted Stock") that Donaldson, Lufkin & Jenrette ("DLJ") determines is required to provide the Executive with a Company Restricted Stock award with an aggregate value that is equivalent to the aggregate value of the restricted shares of USI common stock which were forfeited upon Executive ceasing employment with USI (the "Forfeited USI Shares"). For purposes of determining the number of shares of Company Restricted Stock to be granted pursuant to this
Section 4(b)(iii) the value of the Forfeited USI Shares shall be based on the closing price of USI common stock reported on the New York Stock Exchange on the day before the Dividend Record Date applicable to holders of USI common stock in connection with the Spinoff and the value of the Common Stock shall be based on the fair market value of the Common Stock as determined by DLJ in a report issued to the Board of Directors of USI in connection with the final approval of the Spinoff. The Company Restricted Stock award shall be subject to such terms and conditions as specified by the Compensation Committee on the date of grant.

                  (c) Long Term Compensation/SERP Benefits. USI currently maintains the Long Term Incentive Plan ("LTIP") and the Supplemental Executive Retirement Plan (the "SERP"). Upon the Spinoff the Executive's account balance in the LTIP and benefit accruals under the SERP shall be transferred to similar arrangements with the Company. The Company shall have no obligation to put additional amounts in or provide additional accruals under an LTIP or SERP type plan and may continue them or discontinue them in the judgment of its Compensation Committee or Board, but the Executive shall at all times be fully vested in his transferred account balance benefit accruals thereunder and earnings (if any) thereon.

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                  (d) Other Compensation. The Company may, upon recommendation of the Compensation Committee, award to the Executive such other bonuses and compensation as it deems appropriate and reasonable. Notwithstanding anything else herein, the Executive recognizes that in view of the amount of Restricted Stock and Options intended to be granted in accordance with Section 4(b), the Company does not intend to recommend to the Compensation Committee that any additional stock options or restricted stock be granted to the Executive for two
(2) years after the Commencement Date. The Company hereby acknowledges that the preceding sentence does not limit the Executive's right to acquire an interest in Common Stock pursuant to the terms of any deferred compensation or tax-qualified retirement plan.

                  5. Employee Benefits and Vacation. (a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites maintained by the Company from time to time for the benefit of the senior executives of the Company in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into by contract with an executive). Except as otherwise determined by the Compensation Committee, Executive shall be entitled to (i) coverage and benefits at least equal in the aggregate to the benefits provided under the benefit plans and programs, including, without limitation, any life insurance, medical insurance, disability, pension, savings, incentive, retirement and other plans and programs, of USI applicable to Executive in accordance with the provisions of any employment agreement between USI and the Executive in effect immediately prior to the Commencement Date (the "USI Employment Agreement") and (ii) fringe benefits and perquisites of at least equal value to those provided by USI to the Executive pursuant to the USI Employment Agreement.

                  (b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

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                  6. Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.

                  7. Termination. (a) The employment of Executive under this Agreement shall terminate upon the occurrence of any of the following events:

                              (i)   the death of the Executive;

                             (ii) the termination of the Executive's employment
                  by the Company due to the Executive's Disability pursuant to
                  Section 7(b) hereof;

                            (iii) the termination of the Executive's employment
                  by the Executive for Good Reason pursuant to Section 7(c) hereof;

                             (iv) the termination of the Executive's employment
                  by the Company without Cause;

                              (v) the termination of employment by the Executive
                  without Good Reason upon sixty (60) days prior written notice;

                             (vi) the termination of employment by the Executive
                  with or without Good Reason during the period running from the date of a Change in Control to twenty-four (24) months after the date of such Change in Control (the "Change in Control Protection Period"), provided that the foregoing commencement date of such right to terminate employment pursuant to this
                  Section 7(a)(vi) shall be delayed until six (6) months after the Change in Control if simultaneous with the Change in Control the Company or the person or entity

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                  triggering the Change in Control delivers to the Executive an irrevocable direct pay letter of credit with regard to the amounts under Section 8(c)(A)(i) and (ii) and satisfying the requirements of Section 7(g) hereof;

                            (vii) the termination of the Executive's employment
                  by the Company for Cause pursuant to Section 7(e);

                           (viii) the retirement of the Executive by the Company
                  at or after his sixty-fifth birthday to the extent such termination is specifically permitted as a stated exception from applicable federal and state age discrimination laws based on position and retirement benefits.

                  (b) Disability. If, by reason of the same or related physical or mental reasons, Executive is unable to carry out his material duties pursuant to this Agreement for more than six (6) months in any twelve (12) consecutive month period, the Company may terminate Executive's employment for Disability upon thirty (30) days prior written notice, by a Notice of Disability Termination, at any time thereafter during such twelve (12) month period in which Executive is unable to carry out his duties as a result of the same or related physical or mental illness. Such termination shall not be effective if Executive returns to the full time performance of his material duties within such thirty (30) day notice period.

                  (c) Termination for Good Reason. A Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 7(d) hereof). For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances: (i) any material diminution of Executive's positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence), or the assignment to Executive of duties or responsibilities that are inconsistent with Executive's position as Chairman and

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Chief Executive Officer; (ii) removal of, or the nonreelection of, the Executive from the positions with the Company specified herein; (iii) relocation of either of the Company's Florida or New Jersey executive offices to a location more than twenty-five (25) miles from, in the case of the New Jersey office, the location of USI's executive offices in New Jersey on the Commencement Date or, in the case of the Florida office, the location of the Executive's principal offices in Florida on the Commencement Date; (iv) a failure by the Company (A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate within thirty (30) days after the Commencement Date (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus as Executive participated in within thirty
(30) days after the Commencement Date; (v) any material breach by the Company of any provision of this Agreement, including without limitation Section 11 hereof;
(vi) Executive's removal from or failure to be reelected to the Board; or (vii) failure of any successor to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder.

                  (d) Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 7(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Section 7(c)(ii) or (iii) the date may be two (2) days after the giving of such notice.

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                  (e) Cause. Subject to the notification provisions of Section
7(f) below, Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to
(i) willful misconduct by Executive with regard to the Company or its business which has a material adverse effect on the Company; (ii) the refusal of Executive to follow the proper written direction of the Board, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board; (iii) the Executive being convicted of a felony (other than a felony involving a motor vehicle) and either (x) exhausting all appeals without a reversal of the conviction or (y) commencing a term of incarceration in a house of detention; (iv) the breach by Executive of any fiduciary duty owed by Executive to the Company which has a material adverse effect on the Company; or
(v) Executive's material fraud with regard to the Company.

                  (f) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 7(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. Further, a Notification for Cause shall be required to include a copy of a resolution duly adopted by at least two-thirds of the entire membership of the Board at a meeting of the Board which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the Board, finding that, in the good faith opinion of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination. Any purported Termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a Termination by the Company without Cause.

                  (g) The irrevocable direct pay letter of credit required to be delivered pursuant to Section 7(a)(vi) hereof shall be in amount equal to the amount the Executive would be entitled to under Section 8(c)(A)(i) and (ii) hereof if he were terminated without Cause upon the Change in Control (the "Occurrence") and have an expiration date of no less than two (2) years

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after the Occurrence. The Executive shall be entitled to draw on the letter of credit upon presentation to the issuing bank of a demand for payment signed by the Executive that states that (i) (A) a Good Reason event has occurred and the Executive would be entitled to payment under Section 8(c) of this Agreement if he elected to terminate employment for Good Reason or (B) six (6) months has expired since the Occurrence or (C) the Executive is entitled to payment under
Section 8(c) of this Agreement and (ii) assuming the event set forth in (i) entitled him to payment under Section 8(c) of this Agreement, the amount the Company would be indebted to him at the time of presentation under Section 8(c)(A)(i) and (ii) if he then was eligible to receive payments under Section 8(c). There shall be no other requirements (including no requirement that the Executive first makes demand upon the Company or that the Executive actually terminates employment) with regard to payment of the letter of credit. To the extent the letter of credit is not adequate to cover the amount owed to the Executive by the Company under this Agreement, is not submitted by the Executive or is not paid by the issuing bank, the Company shall remain liable to the Executive for the remainder owed the Executive pursuant to the terms of this Agreement. To the extent any amount is paid under the letter of credit it shall be a credit against any amounts the Company then or thereafter would owe to the Executive under Section 8(c) of this Agreement. The letter of credit shall be issued by a national money center bank with a rating of at least A by Standard & Poor's Ratings Services. The Company shall bear the cost of the letter of credit.

                  8. Consequences of Termination of Employment. (a) Death. If Executive's employment is terminated during the Employment Term by reason of Executive's death, the employment period under this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement except for: (i) any compensation earned but not yet paid, including and without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 6 which amounts shall be promptly paid in a lump sum to Executive's estate; (ii) the product of (x) the target annual bonus for the fiscal year of the Executive's death, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which the Executive was employed by the Company, and the

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denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives; (iii) any other amounts or benefits owing to the Executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid in accordance with such plans and programs; (iv) payment on a monthly basis of twelve (12) months of Base Salary, which shall be paid to Executive's spouse, or if she shall predecease him, then to Executive's children (or their guardian if one is appointed) in equal shares; and (v) payment of the spouse's and dependent's COBRA coverage premiums to the extent, and so long as, they remain eligible for COBRA coverage, but in no event more than three (3) years. Section 11 hereof shall also continue to apply.

                  (b) Disability. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death (other than life insurance benefits), provided that the payment of Base Salary shall be reduced by the projected amount he would receive under any long-term disability policy or program maintained by the Company during the twelve (12) month period during which Base Salary is being paid. Section 11 hereof shall also continue to apply.

                  (c) Termination by Executive for Good Reason or for any Reason During the Change in Control Protection Period or Termination by the Company without Cause or Nonextension of the Term by the Company. If (i) outside of the Change in Control Protection Period, Executive terminates his employment hereunder for Good Reason during the Employment Term, (ii) if a Change in Control occurs and during the Change in Control Protection Period Executive terminates his employment for any reason, (iii) if Executive's employment with the Company is terminated by the Company without Cause or (iv) Executive's employment with the Company terminates as a result of the Company giving notice of nonextension of the Employment Term pursuant to Section 1 hereof, Executive shall be entitled to receive (A) in a lump sum within five (5) days after such termination (i) three times Base Salary, (ii) three times the highest annual bonus paid or, if declared or earned but not yet paid for a completed fiscal year, payable to Executive for any of the previous three (3) completed fiscal years by the Company or USI, (iii) any unreimbursed business expenses payable pursuant to Section 6, and (iv) any Base Salary, bonus if declared or earned but

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not yet paid for a completed fiscal year, vacation pay or other amounts earned but not yet paid at the date of termination; (B) any other amounts or benefits owing to Executive under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, which shall be paid in accordance with such plans and programs; (C) three years of additional service and compensation credit (at his then compensation level) for pension purposes under any defined benefit type qualified or nonqualified pension plan or arrangement of the Company, which payments shall be made through and in accordance with the terms of the nonqualified defined benefit pension arrangement if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors then applying in the Company's defined benefit plan covering Executive); (D) three (3) years of the maximum Company contribution (assuming Executive deferred the maximum amount and continued to earn his then current salary) under any type of qualified or nonqualified 401(k) plan (payable at the end of each such year); and (E) payment by the Company of the premiums for the Executive and his dependents' health coverage for three (3) years under the Company's health plans which cover the senior executives of the Company or materially similar benefits. Payments under (E) above may at the discretion of the Company be made by continuing participation of Executive in the plan as a terminee, by paying the applicable COBRA premium for Executive and his dependents, or by covering Executive and his dependents under substitute arrangements, provided that, to the extent Executive incurs tax that he would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, he shall receive from the Company an additional payment in the amount necessary so that he will have no additional cost for receiving such items or any additional payment. In the circumstances described in each of (i) through (iv) above, Section 11 hereof shall also continue to apply.

                  (d) Termination with Cause or Voluntary Resignation without Good Reason or Retirement. If Executive's employment hereunder is terminated (i) by the Company for Cause, (ii) by Executive without Good Reason outside of the Change in Control Protection Period, or (iii) by the Company pursuant to Section 7(a)(viii) hereof, the Executive shall be entitled to receive only his Base Salary through the date of termination, any bonus that has been declared or earned but not yet paid for a completed fiscal year, and any unreimbursed business expenses payable pursuant to Section 6. All other benefits (including,

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without limitation, restricted stock and options, and the vesting thereof) due
Executive following such termination of employment shall be determined in accordance with the Company's plans and programs.

                  9. No Mitigation; No Set-Off. In the event of any termination of employment under Section 8, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

                  10. Change in Control. For purposes of this Agreement, the term "Change in Control" shall mean (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act") (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; (ii) during any period of two (2) consecutive years (not including any period prior to the Commencement Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result

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in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company. In no event shall the Spinoff in and of itself constitute a Change in Control for purposes of this Agreement; provided, however, that the provisions of this Section 10 shall be operative immediately after consummation of the Spinoff.

                  11. Indemnification. (a) The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of the Company and/or any affiliate of the Company, or is or was serving at the request of any of such companies as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee, fiduciary or agent while serving as a director, officer, member, employee, fiduciary or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law (or, if other than the Company, the law applicable to such company), as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, member, fiduciary or agent, or is no longer employed by the applicable company, and shall inure to the benefit of his heirs, executors and administrators.

                  (b) As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

                  (c) Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive and the giving by the Executive of any undertakings required by applicable law.

                  (d) Executive shall give the Company notice of any claim made against him for which indemnity will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are reasonably convenient for Executive.

                  (e) With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

                              (i) The Company will be entitled to participate therein at its own expense; and

                             (ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive. Executive also shall have the right to employ his own counsel in such action, suit or proceeding and the fees and expenses of such counsel shall be at the expense of the Company.

                  (f) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

                  (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

                  (h) The Company agrees to obtain Officer and Director liability insurance policies covering Executive and shall maintain at all times during the Employment Term coverage under such policies in the aggregate with regard to all officers and directors, including Executive, of an amount not less than $20 million. The Company shall maintain for a six (6) year period commencing on the date the Executive ceased to be an employee of the Company, Officer and Director liability insurance coverage for events occurring during the period the Executive was an employee or director of the Company in the same aggregate amount and under the same terms as are maintained for its active officers and directors. The phrase "in the same aggregate amount and under the same terms" shall include the same level of self-insurance by the Company as shall be maintained for active officers and directors.

                  12. Special Tax Provision. (a) Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to Executive by the Company (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Internal Revenue Code (the "Code") Section 280G(b)(2) or any person affiliated with the Company or such person) as a result of a change in ownership of the Company or a direct or indirect parent thereof after the Spinoff covered by Code Section 280G(b)(2) (collectively, the "Covered Payments") is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to Executive an additional amount (the "Tax Reimbursement Payment") such that after payment by Executive of all taxes (including, without limitation, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), Executive retains an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state or local income or payroll tax purposes because of the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income, and (B) the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section 12 is that (a) the Executive, after paying his Federal, state and local income and payroll tax, will be in the same position as if he was not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section 12 and (b) that Executive should never be "out-of-pocket" with respect to any tax or other amount subject to this Section 12, whether payable to any taxing authority or repayable to the Company, and this Section 12 shall be interpreted accordingly.

                  (b) Except as otherwise provided in Section 12(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                              (i) such Covered Payments will be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) and such payments in excess of the Code Section 280G(b)(3) "base amount" shall be treated as subject to the Excise Tax, unless, and except to the extent that, the Company's independent certified public accountants appointed prior to the change in ownership covered by Code
         Section 280G(b)(2) or legal counsel (reasonably acceptable to Executive) appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by the Company and the Executive) (the "Accountant"), deliver a written opinion to Executive, reasonably satisfactory to Executive's legal counsel, that Executive has a reasonable basis to claim that the Covered Payments (in whole or in part) (A) do not constitute "parachute payments", (B) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or (C) such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountants); and

                             (ii) the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of Section 280G of the Code.

                  (c) For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed:

                              (i) to pay federal, state, local income and/or
                  payroll taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and

                             (ii) to have otherwise allowable deductions for
                  federal, state and local income and payroll tax purposes at least equal to those disallowed due to the inclusion of the Tax Reimbursement Payment in Executive's adjusted gross income.

                  (d)(i)(A) In the event that prior to the time the Executive has filed any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred, the Accountant determines, for any reason whatever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, the Executive shall repay to the Company, at the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income and payroll tax imposed on the portion of the Tax Reimbursement Payment being repaid by the Executive, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

                                    (B) In the event that the determination set
forth in (A) above is made by the Accountant after the filing by the Executive of any of his tax returns for the calendar year in which the change in ownership event covered by Code Section 280G(b)(2) occurred but prior to one (1) year after the occurrence of such change in ownership, the Executive shall file at the request of the Company an amended tax return in accordance with the Accountant's determination, but no portion of the Tax Reimbursement Payment shall be required to be refunded to the Company until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion (less any tax the Executive must pay on such interest and which he is unable to deduct as a result of payment of the refund).

                                    (C) In the event the Executive receives a
refund pursuant to (B) above and repays such amount to the Company, the Executive shall thereafter file for refunds or credits by reason of the repayments to the Company.

                                    (D) The Executive and the Company shall
mutually agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if the Executive's claim for refund or credit is denied.

                              (ii) In the event that the Excise Tax is later
determined by the Accountants or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made
                                       20

(including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

                            (iii) In the event of any controversy with the
Internal Revenue Service (or other taxing authority) under this Section 12, subject to subpart (i)(D) above, the Executive shall permit the Company to control issues related to this Section 12 (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany him and the Executive and his representative shall cooperate with the Company and its representative.

                           (iv) With regard to any initial filing for a refund
or any other action required pursuant to this Section 12 (other than by mutual agreement) or, if not required, agreed to by the Company and the Executive, the Executive shall cooperate fully with the Company, provided that the foregoing shall not apply to actions that are provided herein to be at the sole discretion of the Executive.

                  (e) The Tax Reimbursement Payment, or any portion thereof payable by the Company shall be paid not later than the fifth (5th) day following the determination by the Accountant and any payment made after such fifth (5th) day shall bear interest at the rate provided in Section 1274(b)(2)(B) of the Code). The Company shall use its best efforts to cause the Accountant to promptly deliver the initial determination required hereunder and, if not delivered, within ninety (90) days after the change in ownership event covered by Section 280G(b)(2) of the Code, the Company shall pay the Executive the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by the

Executive, and reasonably acceptable to the Company, within five (5) days after delivery of such opinion. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

                  (f) The Company shall be responsible for all charges of the Accountant and if (e) is applicable the reasonable charges for the opinion given by Executive's counsel.

                  (g) The Company and the Executive shall mutually agree on and promulgate further guidelines in accordance with this Section 12 to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with
Section 12(d)(i)(D) hereof.

                  13. Legal and Other Fees and Expenses. In the event that a claim for payment or benefits under this Agreement is disputed, the Company shall pay all reasonable attorney, accountant and other professional fees and reasonable expenses incurred by Executive in pursuing such claim, unless the claim by the Executive is found to be frivolous by any court or arbitrator.

                  14.      Miscellaneous.

                  (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws.

                  (b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive with respect thereto. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                  (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

                  (d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an acquirer of all or substantially all of the assets of the Company, provided such acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption. This Agreement may be assigned by USI to the Company and upon assumption of the Agreement by the Company, USI shall be released from any further obligations or liabilities hereunder.

                  (e) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

                  (f) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two (2) business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Senior Vice President, General Counsel and Secretary of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

                  (g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                  (h) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

                  (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  (j) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the ____ day of May, 1999.

                                       U.S. INDUSTRIES, INC.

                                       By:
                                           --------------------------------
                                           Name:
                                           Title:

                                       ------------------------------------
                                       John G. Raos